Rule 424(b)(3)
                                                                   No. 333-9943

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated April 21, 1998 and the Supplement dated June 23, 1998. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of August 3, 1998, and all references to commitments should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after August 3, 1998, will be reported in a subsequent Supplement.

                                  THE OFFERING

         As of October 15, 1997, the Company had received aggregate subscription proceeds of $2,774,580, which exceeded the minimum offering amount of $2,500,000, and $2,652,330 of the funds, excluding funds from Pennsylvania investors, were released from escrow. As of December 4, 1997, the Company had received aggregate subscription proceeds of $8,253,530, and funds from Pennsylvania investors were released from escrow. As of August 3, 1998, the Company had received total subscription proceeds of $25,324,439 (2,532,444 Shares), including $9,704 (970 Shares) issued pursuant to the Reinvestment Plan, from 1,278 stockholders in connection with this offering. As of August 3, 1998, the Company had invested or committed for investment approximately $19,800,000 of net offering proceeds and $8,600,000 in advances relating to the Line of Credit, described in "Business -- Borrowing," in two hotel Properties, and in paying acquisition fees and certain acquisition expenses. As of August 3, 1998, approximately $2,000,000 of net offering proceeds was available to invest in Properties. As of August 3, 1998, $1,139,600 of net offering proceeds had been incurred as Acquisition Fees to the Advisor.

                                    BUSINESS

GENERAL

         Effective June 3, 1998, the Company changed its name to CNL Hospitality Properties, Inc. The Board of Directors believes that this will provide better name recognition of the Company in the context of its business.

         In addition, on June 15, 1998, the Company formed CNL Hospitality Partners, LP, a wholly owned Delaware limited partnership (the "Partnership"). All Properties are expected to be held directly or indirectly by the Partnership and, as a result, owned by the Company through the Partnership. The Company and the Partnership hereinafter shall be referred to collectively as the Company.

PROPERTY ACQUISITIONS

         On July 31, 1998, the Company acquired two hotel Properties. The Properties are the Residence Inn by Marriott located in the Buckhead (Lenox
Park) area of Atlanta, Georgia (the"Buckhead (Lenox Park) Property"), and the Residence Inn by Marriott located at Gwinnett Place in Duluth, Georgia (the "Gwinnett Place Property").





August 14, 1998                                 Prospectus Dated April 21, 1998

         The Company acquired the Buckhead (Lenox Park) Property for $15,731,414 from Buckhead Residence Associates, L.L.C. and the Gwinnett Place Property for $11,514,125 from Gwinnett Residence Associates, L.L.C. In connection with the purchase of the two Properties, the Company, as lessor, entered into two separate, long-term lease agreements. The lessee of the Buckhead (Lenox Park) and the Gwinnett Place Properties is the same unaffiliated lessee. The leases on both Properties are cross-defaulted. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business -- Description of Property Leases." The principal features of the leases are as follows:

o The initial term of each lease expires in approximately 19 years, on August 31, 2017.

o At the end of the initial lease term, the tenant will have three consecutive renewal options of five years.

o        The  leases  will  require   minimum  rent   payments  to  the  Company
         aggregating $1,651,798 per year for the Buckhead (Lenox Park) Property and $1,208,983 per year for the Gwinnett Place Property.

o Minimum rent payments will increase to $1,691,127 per year for the Buckhead (Lenox Park) Property and $1,237,768 per year for the Gwinnett Place Property after the first lease year.

o In addition to minimum rent, for each calendar year, the leases will require percentage rent equal to 15% of the aggregate amount of all revenues combined, for the Buckhead (Lenox Park) and the Gwinnett Place Properties, in excess of $8,080,000.

o A security deposit equal to $819,000 for the Buckhead (Lenox Park) Property and $598,500 for the Gwinnett Place Property will be retained by the Company as security for the tenant's obligations under the leases.

o Management fees payable to Stormont Trice Management Corporation for operation of the Buckhead (Lenox Park) and Gwinnett Place Properties are subordinated to minimum rents due to the Company.

o Stormont Trice Corporation, Stormont Trice Development Corporation and Stormont Trice Management Corporation jointly and severally will guarantee the obligations of the tenant under the leases for the Buckhead (Lenox Park) and the Gwinnett Place Properties combined. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the Buckhead (Lenox
         Park) and the Gwinnett Place Properties exceeds minimum rent due under the leases by 25% for any trailing 12 month period. The guarantee is equal to $2,835,000 for the first two years, and $1,197,000 for the third year.

         The estimated federal income tax basis of the depreciable portion of the Buckhead (Lenox Park) Property and the Gwinnett Place Property is $14,400,000 and $11,000,000, respectively. Other lodging facilities located in proximity to the Buckhead (Lenox Park) Property include an Embassy Suites, a Summerfield Suites, a Homewood Suites, an Amerisuites, a Courtyard by Marriott and another Residence Inn by Marriott. Other lodging facilities located in proximity to the Gwinnett Place Property include a Courtyard by Marriott, an Amerisuites, a Sumner Suites and a Hampton Inn.

         The Buckhead (Lenox Park) Property and the Gwinnett Place Property are newly constructed hotels which commenced operations on August 7, 1997 and July 29, 1997, respectively. The Buckhead (Lenox Park) Property is situated in a unique 22 acre mixed-use development and has 150 guest suites. The Gwinnett Place Property is located 30 minutes from downtown Atlanta and has 132 guest suites. The average occupancy rate and the revenue per available room for the periods the hotels have been operational are as follows:


                        Buckhead (Lenox Park) Property                         Gwinnett Place Property
             -------------------------------------------------    -------------------------------------------------
                Average        Average             Revenue           Average         Average            Revenue
               Occupancy      Daily Room             per            Occupancy       Daily Room            per
    Year         Rate           Rate            Available Room        Rate            Rate           Available Room
   ------    ------------   -------------       --------------    ------------    -------------      --------------

    *1997       42.93%          $91.15            $39.13              39.08%          $85.97             $33.60
   **1998       75.11%           98.26             73.80              69.77%           87.28              60.89


* Data for the Buckhead (Lenox Park) Property represents the period August 7, 1997 through December 31, 1997 and data for the Gwinnett
         Place Property represents the period August 1, 1997 through December 31, 1997.
**       Data  for  1998  represents the period January 1, 1998 through June 30,
         1998.

         The Company believes that the results achieved by the Properties for year-end 1997, are not indicative of their long-term operating potential, as both Properties had been open for less than six months during the reporting period.

         Residence Inn by Marriott is an upscale extended stay hotel brand, generally appealing to travelers who stay more than five consecutive days. Each Residence Inn offers complimentary breakfast and newspaper every morning, an evening hospitality hour, a swimming pool, heated whirlpool and sport court. Guest suites provide in-room modem jacks, separate living and sleeping areas and a fully equipped kitchen with appliances and cooking utensils. According to Marriott, as of April 1998, there were 273 Residence Inn hotels in the United States and four in Canada and Mexico. The Company believes that the Residence Inn by Marriott brand is the leading upscale brand in the extended stay segment of the United States hotel industry.

PENDING INVESTMENTS

         As of August 3, 1998, the Company had initial commitments to acquire three hotel properties. The acquisition of each of these properties is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. In order to acquire these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of all three of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business - Description of Property Leases."

         Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.



                          Estimated Purchase     Lease Term and            Minimum Annual                             Option to
Property                         Price           Renewal Options                Rent               Percentage Rent    Purchase
--------                  ------------------     ---------------           --------------          ---------------    ---------
Courtyard by Marriott             (1)         15 years; two ten-year  10% of the Company's total    for each lease       None
Orlando, FL                                   renewal options         cost to purchase the          year after the
(the "Courtyard Little                                                properties                    second lease year,
Lake Bryan Property")                                                                               7% of revenue in
Hotel to be constructed                                                                             excess of
                                                                                                    revenues for the
Fairfield Inn by                  (1)         15 years; two ten-year                                second lease year
Marriott                                      renewal options         10% of the Company's total
Orlando, FL                                                           cost to purchase the          for each lease       None
(the "Fairfield Inn                                                   properties                    year after the
Little Lake Bryan                                                                                   second lease year,
Property")                                                                                          7% of revenue in
Hotel to be constructed           (1)         15 years; two ten-year                                excess of
                                              renewal options                                       revenues for the
Fairfield Suites by                                                   10% of the Company's total    second lease year
Marriott                                                              cost to purchase the
Orlando, FL                                                           properties                    for each lease       None
(the "Fairfield Suites                                                                              year after the
Little Lake Bryan                                                                                   second lease year,
Property")                                                                                          7% of revenue in
Hotel to be constructed                                                                             excess of
                                                                                                    revenues for the
                                                                                                    second lease year



------------------------------------

FOOTNOTES:

(1) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and Fairfield Suites Little Lake Bryan Properties is between $90 million and $100 million.

BORROWING

         On July 31, 1998, the Company entered into a revolving line of credit and security agreement with a bank to be used by the Company to acquire hotel Properties. The Line of Credit provides that the Company will be able to receive advances of up to $30,000,000 until July 30, 2003, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Advances under the Line of Credit will bear interest at either (i) a rate per annum equal to 318 basis points above the LIBOR or (ii) a rate per annum equal to 30 basis points above the bank's base rate, whichever the Company selects at the time advances are made. In addition a fee of .5% per loan will be due and payable to the bank on funds as advanced. Each loan made under the Line of Credit will be secured by the assignment of rents and leases. In addition, the Line of Credit provides that the Company will not be able to further encumber the applicable hotel Property during the term of the loan without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the Line of Credit. The Company must also pay the bank's attorneys fees, subject to a maximum cap, incurred in connection with the Line of Credit and each advance. On July 31, 1998, the Company obtained two advances totalling $8,600,000 relating to the Line of Credit. In connection with the Line of Credit, the Company incurred a commitment fee, legal fees and closing costs of $60,266. The proceeds were used in connection with the purchase of two hotel Properties described in "Business -- Property Acquisitions."

                        CNL HOSPITALITY PROPERTIES, INC.
                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION
                       PROPERTIES ACQUIRED FROM INCEPTION
                             THROUGH AUGUST 3, 1998
                For the Year Ended December 31, 1997 (Unaudited)


         The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of each Property acquired by the Company from inception through August 3, 1998. The statement presents unaudited estimated taxable operating results for each Property that was operational as if the Property had been acquired and operational on January 1, 1997 through December 31, 1997. The schedule should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of the Company for any period in the future. These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.



                                      Residence Inn by Marriott            Residence Inn by Marriott
                                      Buckhead (Lenox Park) (6)                Gwinnett Place (6)                Total
                                      -------------------------            -------------------------            -------
Estimated Taxable Operating
  Results Before Dividends
  Paid Deduction:

Rental Income (1)                           $1,651,798                            $1,208,983                   $2,860,781

Asset Management Fees (2)                      (94,388)                              (69,085)                    (163,473)

Interest Expense (3)                          (440,000)                             (316,800)                    (756,800)

General and Administrative
  Expenses (4)                                (105,715)                              (77,375)                    (183,090)
                                            ----------                            ----------                   ----------

Estimated Cash Available from
  Operations                                 1,011,695                               745,723                    1,757,418

Depreciation Expense (5)                      (625,330)                             (510,408)                  (1,135,738)
                                            ----------                            ----------                   ----------

Estimated Taxable Operating
  Results Before Dividends
  Paid Deduction                            $  386,365                            $  235,315                   $  621,680
                                            ==========                            ==========                   ==========

----------------------
FOOTNOTES:

(1) Rental income does not include percentage rents which will become due if specified levels of gross receipts are achieved.

(2) The Properties will be managed pursuant to an advisory agreement between the Company and CNL Real Estate Advisors, Inc. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(3) Estimated at 8.8% per annum based on the bank's base rate as of July 31, 1998, plus 30 basis points.

(4) Estimated at 6.4% of gross rental income, based on the previous experience of an Affiliate of the Advisor with another public REIT. Amount does not include soliciting dealer servicing fee due to the fact that such fee will not be incurred until December 31 of the year following the year in which the offering terminates.

(5) The estimated federal tax basis of the depreciable portion of each Property and the number of years the assets have been depreciated on the straight-line method is as follows:

                                                          Furniture and
                                             Buildings       Fixtures
                                            (39 years)       (5 years)
                                            ----------    -------------

         Buckhead (Lenox Park) Property    $12,977,000      $1,463,000
         Gwinnett Place Property             9,647,000       1,315,000

(6) The lessee of the Buckhead (Lenox Park) and the Gwinnett Place Properties is the same unaffiliated lessee.

                                   ADDENDUM TO
                                    EXHIBIT B

                              FINANCIAL INFORMATION

                    THE PRO FORMA  FINANCIAL  INFORMATION OF
                    CNL  HOSPITALITY  PROPERTIES,  INC.  AND
                    SUBSIDIARIES  CONTAINED IN THIS ADDENDUM
                    SHOULD  BE  READ  IN  CONJUNCTION   WITH
                    EXHIBIT  B TO THE  ATTACHED  PROSPECTUS,
                    DATED APRIL 21, 1998, AND THE SUPPLEMENT
                    DATED JUNE 23, 1998.

                     INDEX TO PRO FORMA FINANCIAL STATEMENTS



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
                                                                      Page
                                                                      ----

   Pro Forma Financial Information (unaudited):

      Pro Forma Consolidated Balance Sheet as of March 31, 1998        B-2

      Pro Forma Consolidated Statement of Earnings for the
          quarter ended March 31, 1998                                 B-3

      Pro Forma Consolidated Statement of Earnings for the year
          ended December 31, 1997                                      B-4

      Notes to Pro Forma Consolidated Financial Statements for
          the quarter ended March 31, 1998 and the year ended
          December 31, 1997                                            B-5

                         PRO FORMA FINANCIAL INFORMATION


         The following Pro Forma Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and subsidiaries (the "Company") gives effect to (i) the receipt of $18,398,853 in gross offering proceeds from the sale of 1,839,885 shares of common stock pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, for the period from inception through March 31, 1998 (ii) the receipt of $6,925,586 in gross offering proceeds from the sale of 692,559 additional shares and $8,600,000 from borrowings on the line of credit, for the period April 1, 1998 through August 3, 1998, and (iii) the application of such funds to purchase two properties, and to pay offering expenses, acquisition fees, and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes. The Pro Forma Consolidated Balance Sheet as of March 31, 1998, includes the transactions described in (i) above, from its historical balance sheet, adjusted to give effect to the transactions in (ii) and (iii) above, as if they had occurred on March 31, 1998.

         The Pro Forma Consolidated Statements of Earnings for the quarter ended March 31, 1998 and December 31, 1997, include the historical operating results of the properties described in (iii) above that were acquired by the Company during the period April 1, 1998 through August 3, 1998, from the later of (1) the date the property became operational or (2) October 15, 1997, the date the Company became operational, to the end of the pro forma period presented.

         This pro forma financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma financial information should not be viewed as predictive of the Company's financial results or conditions in the future.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998



                                                                                 Pro Forma
          ASSETS                             Historical              Adjustments             Pro Forma
                                             ----------              -----------             ---------
Net investment in direct
  financing leases (b)                      $        -             $ 28,705,899 (a)          $28,705,899
Cash and cash equivalents                    13,445,934             (13,110,240)(a)              335,694
Certificates of deposit                       1,500,000                      -                 1,500,000
Prepaid expenses                                 10,432                      -                    10,432
Organization costs                               18,167                                           18,167
Other assets                                    860,782                (761,709)(a)               99,073
                                            -----------             -----------              -----------

                                            $15,835,315             $14,833,950              $30,669,265
                                            ===========             ===========              ===========

      LIABILITIES AND
   STOCKHOLDERS' EQUITY

Line of credit                              $        -             $  8,600,000 (a)          $ 8,600,000
Accounts payable and accrued
  expenses                                      210,816                (192,416)(a)               18,400
Due to related parties                          134,034                 262,594 (a)              396,628
                                            -----------            ------------              -----------
    Total liabilities                           344,850               8,670,178                9,015,028
                                            -----------            ------------              -----------


   STOCKHOLDERS' EQUITY

Preferred stock, without par
  value.  Authorized and
  unissued 3,000,000 shares                          -                       -                        -
Excess shares, $.01 par value
  per share.  Authorized and
  unissued 63,000,000 shares                         -                       -                        -
Common stock, $.01 par value
  per share.  Authorized
  60,000,000 shares, issued
  and outstanding 1,859,885
  shares; issued and outstanding,
  as adjusted, 2,552,444 shares                  18,599                   6,925 (a)               25,524
Capital in excess of par value               15,532,838               6,156,847 (a)           21,689,685
Accumulated distributions in
  excess of net earnings                        (60,972)                     -                   (60,972)
                                            -----------            ------------              -----------

    Total stockholders' equity               15,490,465               6,163,772               21,654,237
                                            -----------            ------------              -----------

                                            $15,835,315            $ 14,833,950              $30,669,265
                                            ===========            ============              ===========






    See accompanying notes to unaudited pro forma consolidated balance sheet.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          QUARTER ENDED MARCH 31, 1998


                                                                    Pro Forma
                                              Historical            Adjustments          Pro Forma
                                              ----------            -----------          ---------
Revenues:
  Earned income from
    direct financing leases (6)               $        -             $ 669,200 (1)          669,200
  Interest income                                 139,153             (139,153)(2)               -
                                              -----------            ---------          -----------
                                                  139,153              530,047              669,200
                                              -----------            ---------          -----------

Expenses:
  General operating and
    administrative                                 85,393                                    85,393
  Professional fees                                 5,452                                     5,452
  Asset management fees
    to related party                                   -                40,868 (3)           40,868
  Interest expense                                     -               189,200 (4)          189,200
  Amortization                                      1,000                2,150 (5)            3,150
                                              -----------            ---------          -----------
                                                   91,845              232,218              324,063
                                              -----------            ---------          -----------

Net Earnings                                  $    47,308            $ 297,829          $   345,137
                                              ===========            =========          ===========

Earnings Per Share of
  Common Stock (Basic
  and Diluted) (6)                            $      0.03                               $      0.16
                                              ===========                               ===========

Weighted Average Number of
  Shares of Common Stock
  Outstanding (6)                               1,474,288                                 2,115,004
                                              ===========                               ===========







See accompanying notes to unaudited pro forma consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1997


                                                                       Pro Forma
                                                  Historical           Adjustments          Pro Forma
                                                  ----------           -----------          ---------
Revenues:
  Earned income from
    direct financing leases (7)                  $        -               564,746 (1)          564,746
  Interest income                                     46,071              (46,071)(2)               -
                                                 -----------           ----------          -----------
                                                      46,071              518,675              564,746
                                                 -----------           ----------          -----------

Expenses:
  General operating and
    administrative                                    22,386                                    22,386
  Asset and mortgage management
    fees to related party                                 -                27,245 (3)           27,245
  Interest expense                                        -               157,667 (4)          157,667
  Amortization                                           833                                     2,625
                                                 -----------           ----------          -----------
                                                      23,219              186,704              209,923
                                                 -----------           ----------          -----------

Net Earnings                                     $    22,852           $  331,971          $   354,823
                                                 ===========           ==========          ===========

Earnings Per Share of
  Common Stock (Basic
  and Diluted) (6)                               $      0.03                               $      0.17
                                                 ===========                               ===========

Weighted Average Number of
  Shares of Common Stock
  Outstanding (6)                                    686,063                                 2,115,004
                                                 ===========                               ===========








See accompanying notes to unaudited pro forma consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 1998 AND
                        THE YEAR ENDED DECEMBER 31, 1997

Pro Forma Consolidated Balance Sheet:

(a) Represents gross proceeds of $6,925,586 from the sale of 692,559 shares during the period April 1, 1998 through August 3, 1998, the receipt of $8,600,000 on borrowings from the line of credit and $13,110,240 of cash and cash equivalents used (i) to acquire two properties for $27,245,539, (ii) to pay acquisition fees and costs of $367,011 ($55,360 of which was accrued as due to related parties at March 31, 1998), to accrue acquisition fees of $387,000 relating to the acquired properties, and reclassify from other assets $761,709 of acquisition fees previously incurred relating to the acquired properties, and (iii) to pay selling commissions and offering expenses (syndication costs) of $1,023,276 which have been netted against stockholders' equity (a total of $261,462 of which had been incurred as of March 31, 1998).

         The pro forma adjustments to net investment in direct financing leases as a result of the above transactions were as follows:

                                                 Estimated        Acquisition
                                              purchase price         fees
                                                (including         allocated
                                              closing costs)      to property        Total
                                              --------------      -----------        -----
              Residence Inn Buckhead
                (Lenox Park) in Atlanta, GA    $15,731,414        $  843,203      $16,574,617
              Residence Inn Gwinnett Place
                in Duluth, GA                   11,514,125           617,157       12,131,282
                                               -----------        ----------      -----------

                                               $27,245,539        $1,460,360      $28,705,899
                                               ===========        ==========      ===========

(b) In accordance with generally accepted accounting principles, leases in which the present value of future minimum lease payments equals or exceeds 90 percent of the value of the related properties are treated as direct financing leases rather than as land and buildings. The categorization of the leases has no effect on rental payments received.

Pro Forma Consolidated Statements of Earnings:
----------------------------------------------

(1) Represents earned income from direct financing leases for the properties acquired during the period April 1, 1998 through August 3, 1998, which were operational prior to the acquisition of the property by the Company (the "Pro Forma Properties"), for the period commencing the later of (i) the date the Pro Forma Property became operational by the previous owner or (ii) October 15, 1997, the date the Company became operational, to the end of the pro forma period presented. The following presents the actual date the Pro Forma Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statement of Earnings.

                                                                Date Pro Forma
                                            Date Placed         Property Became
                                            in Service          Operational as
                                          By the Company        Rental Property
                                          --------------        ---------------

          Residence Inn Buckhead (Lenox
            Park) in Atlanta, GA           July 31, 1998       October 15, 1997
          Residence Inn Gwinnett Place
            in Duluth, GA                  July 31, 1998       October 15, 1997

         In accordance with generally accepted accounting principles, for operating leases providing escalating guaranteed minimum rents, income is reported on a straight-line basis over the terms of the leases. For leases accounted for as direct financing leases, future minimum lease payments are recorded as a receivable. The difference between the receivable and the estimated residual values less the cost of the properties is

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 1998 AND
                        THE YEAR ENDED DECEMBER 31, 1997

Pro Forma Consolidated Statements of Earnings - Continued:

         recorded as unearned income. The unearned income is amortized over the lease terms to provide a constant rate of return. Accordingly, pro forma earned income from direct financing leases does not necessarily represent rental payments that would have been received if the properties had been operational for the full pro forma period.

         Generally, the leases provide for the payment of percentage rent in addition to base rental income. However, due to the fact that no percentage rent was due under the leases for the Pro Forma Properties during the portion of 1997 and 1998 that the previous owners held the properties, no pro forma adjustment was made for percentage rental income for the quarter ended March 31, 1998 and year ended December 31, 1997.

(2) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the periods commencing the later of (i) the dates the Pro Forma Properties became operational by the previous owners or (ii) October 15, 1997, the date the Company became operational, through the end of the pro forma period presented, as described in Note (1) above. The estimated pro forma adjustment is based upon the fact that all of the net offering proceeds received during the periods presented and invested in interest bearing accounts for historical purposes were considered invested in Pro Forma Properties for pro forma purposes.

(3) Represents asset management fees relating to the Pro Forma Properties for the period commencing the later of (i) the date the Pro Forma Properties became operational by the previous owners or (ii) October 15, 1997, the date the Company became operational, through the end of the pro forma period presented, as described in Note (1) above. Asset management fees are equal to 0.60% of the Company's Real Estate Asset Value (estimated to be approximately $27,245,539 for the Pro Forma Properties for the quarter ended March 31, 1998 and the year ended December 31, 1997), as defined in the Company's prospectus.

(4) Represents interest expense incurred at a rate of 8.8% per annum in connection with the assumed borrowings from the line of credit of $8,600,000 on October 15, 1997.

(5) Represents amortization of the loan origination fee of .5% on the $8,600,000 from borrowings on the line of credit, amortized under the straight-line method over a period of five years.

(6) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the period the Company was operational, October 15, 1997 (the date following when the Coompany received the minimum offering proceeds and funds were released from escrow) through December 31, 1997 and the quarter ended March 31, 1998.

         As a result of the two Pro Forma Properties being treated in the Pro Forma Consolidated Statement of Earnings as placed in service on October 15, 1997 (the date the Company became operational), the Coompany assumed approximately 2,095,004 shares of common stock were sold, and the net offering proceeds were available for investment, on October 15, 1997. Due to the fact that approximately 1,817,546 of these shares of common stock were actually sold subsequently, during the period October 15, 1997 through May 1, 1998, the weighted average number of shares outstanding for the pro forma period was adjusted. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the period the Company was operational, October 15, 1997 through March 31, 1998.

(7) See Note (b) under "Pro Forma Consolidated Balance Sheet" for a description of direct financing leases.

                       INDEX TO OTHER FINANCIAL STATEMENTS


The following financial information is provided in connection with the Company's acquisition of the Buckhead (Lenox Park) and the Gwinnett Place Properties. Due to the fact that the tenant of the Company is a newly formed entity, the information presented represents the historical financial performance of the hotel businesses. The Buckhead (Lenox Park) Property and the Gwinnett Place Property became operational on August 7, 1997 and July 29, 1997, respectively. This information was obtained from the seller of the Properties. The Company has acquired the hotel Properties and does not own any interest in the hotel businesses. For information on the Properties and the long-term, triple-net leases in which the Company has entered, see "Business -- Property Acquisitions."

BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.

   Updated Financial Statements (unaudited):

      Balance Sheet as of June 30, 1998                                    B-8
      Statement of Loss for the six months ended June 30, 1998             B-9

   Audited Financial Statements:

      Report of Independent Public Accountants                             B-10
      Balance Sheet as of December 31, 1997                                B-11
      Statement of Loss for the year ended December 31, 1997               B-12
      Statement of Member's Equity for the year ended December 31, 1997    B-13
      Statement of Cash Flows for the year ended December 31, 1997         B-14
      Notes to Financial Statement for the year ended December 31, 1997    B-15

GWINNETT RESIDENCE ASSOCIATES, L.L.C.

   Updated Financial Statements (unaudited):

      Balance Sheet as of June 30, 1998                                    B-20
      Statement of Loss for the six months ended June 30, 1998             B-21

   Audited Financial Statements:

      Report of Independent Public Accountants                             B-22
      Balance Sheet as of December 31, 1997                                B-23
      Statement of Loss for the year ended December 31, 1997               B-24
      Statement of Member's Deficit for the year ended  December  31,
        1997                                                               B-25
      Statement of Cash Flows for the year ended December 31, 1997         B-26
      Notes to Financial Statement for the year ended December 31, 1997    B-27

                      BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.



                                  BALANCE SHEET

                                  JUNE 30, 1998



                      ASSETS                                                    LIABILITIES AND MEMBERS' EQUITY
                      ------                                                    -------------------------------
CURRENT ASSETS:                                                 CURRENT LIABILITIES:
   Cash                                     $  1,229,955             Accounts payable                             $   711,974
   Accounts receivable, net                      173,287             Accrued liabilities                              427,306
                                                                                                                  -----------
   Prepaid expenses                               18,080
                                            ------------                   Total current liabilities                1,139,280
         Total current assets                  1,421,322
                                            ------------
PROPERTY, at cost:                                              FIRST MORTGAGE LOAN                                10,634,958
   Land                                        1,505,591
   Buildings                                   8,842,642
   Furniture, fixtures, and equipment          1,470,899        MEZZANINE LOAN                                      1,601,152
                                            ------------                                                          -----------
                                              11,819,132                   Total liabilities                       13,375,390
   Less accumulated depreciation                (467,063)
                                            ------------
         Net property                         11,352,069
                                            ------------
LOAN COSTS, net of accumulated                                  MEMBERS' EQUITY                                        62,078
   amortization of $109,395                      377,910                                                          -----------
                                            ------------
ORGANIZATION COSTS, net of                                                 Total liabilities and members'
   accumulated amortization of                                               equity                               $13,437,468
   $38,269                                        43,272                                                          ===========
                                            ------------
FRANCHISE COSTS, net of
   accumulated amortization of
   $2,750                                         57,250
                                            ------------
DEVELOPMENT IN PROGRESS                          185,645
                                            ------------
         Total assets                       $ 13,437,468
                                            ============


                      BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.



                                STATEMENT OF LOSS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


REVENUES:
     Rooms                                                   $  2,007,424
     Telephone                                                     79,188
     Other                                                         50,203
                                                            -------------
         Total revenues                                         2,136,815
                                                            -------------
EXPENSES:
     Rooms                                                        453,769
     Telephone                                                     18,730
     Other operating departments                                    9,368
     Administrative and general                                   158,036
     Credit card commissions                                       44,111
     Franchise fees                                                80,337
     Advertising, marketing, and promotion                        141,041
     Repairs and maintenance                                       66,750
     Utilities                                                     52,275
     Property insurance and taxes                                 117,165
     Management fees                                               64,098
     Other                                                          5,134
     Interest                                                     604,186
     Depreciation and amortization                                337,891
                                                            -------------
         Total expenses                                         2,152,891
                                                            -------------

NET LOSS                                                    $     (16,076)
                                                            =============

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Members of
Buckhead Residence Associates, L.L.C.:

We have audited the accompanying balance sheet of BUCKHEAD RESIDENCE ASSOCIATES, L.L.C. as of December 31, 1997 and the related statement of loss, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Buckhead Residence Associates, L.L.C. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Arthur Andersen LLP

Atlanta, Georgia
February 27, 1998

                      BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.



                                  BALANCE SHEET

                                DECEMBER 31, 1997



                                 ASSETS                                             LIABILITIES AND MEMBERS' EQUITY
                                 ------                                             -------------------------------
CURRENT ASSETS:                                                          CURRENT LIABILITIES:
   Cash and short-term investments, including                              Accounts payable                          $   285,134
     restricted cash of $18,387                         $    225,703       Accrued liabilities                           140,911
   Accounts receivable, net of allowance for doubtful                      Current portion of mortgage loan               38,522
     accounts of $1,973                                      114,685                                                 -----------
   Prepaid expenses                                           12,398            Total current liabilities                464,567
                                                        ------------
         Total current assets                                352,786
                                                        ------------
PROPERTY, at cost:                                                       DEFERRED DEVELOPMENT FEE                        619,000
   Land                                                    1,505,591
   Buildings                                               8,969,838
   Furniture, fixtures, and equipment                      1,470,899     FIRST MORTGAGE LOAN, less current portion     9,949,319
                                                        ------------       (Note 2)
                                                          11,946,328
   Less accumulated depreciation                            (211,216)
         Net property                                     11,735,112     MEZZANINE LOAN (Note 2)                       1,533,202
                                                        ------------                                                 -----------
LOAN COSTS, net of accumulated amortization of $49,725       437,580            Total liabilities                     12,566,088
                                                        ------------
ORGANIZATION COSTS, net of accumulated amortization of
   $17,395                                                    64,146     COMMITMENTS AND CONTINGENCIES (Note 2)
                                                        ------------
FRANCHISE COSTS, net of accumulated amortization of
   $1,250                                                     58,750     MEMBERS' EQUITY                                 82,286
                                                        ------------                                                -----------
         Total assets                                   $ 12,648,374            Total liabilities and members'
                                                        ============              equity                            $12,648,374
                                                                                                                    ===========



                 The accompanying notes are an integral part of
                              this balance sheet.

                      BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.



                                STATEMENT OF LOSS

                      FOR THE YEAR ENDED DECEMBER 31, 1997


REVENUES:
     Rooms                                                  $  862,815
     Telephone                                                  40,832
     Other                                                      15,684
                                                            ----------
         Total revenues                                        919,331
                                                            ----------
EXPENSES:
     Rooms                                                     280,204
     Telephone                                                   8,603
     Other operating departments                                 2,725
     Administrative and general                                103,471
     Credit card commissions                                    19,124
     Franchise fees                                             34,513
     Advertising, marketing, and promotion                      88,954
     Repairs and maintenance                                    46,188
     Utilities                                                  37,097
     Property insurance and taxes                               18,758
     Management fees                                            27,580
     Other                                                      34,541
     Interest                                                  447,026
     Depreciation and amortization                             279,586
                                                            ----------
         Total expenses                                      1,428,370
                                                            ----------

NET LOSS                                                    $ (509,039)
                                                            ==========






         The accompanying notes are an integral part of this statement.

                      BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.



                          STATEMENT OF MEMBERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1997










                                Stormont
                                 Trice
                              Development       RI           HWE
                              Corporation    Partners         IV       Total
                              -----------    --------        ---       -----


BALANCE, December 31, 1996    $ 193,800    $ 193,800     $ 203,725   $ 591,325

   Net loss                    (193,800)    (193,800)     (121,439)   (509,039)
                              ----------   ----------    ---------   ---------
BALANCE, December 31, 1997    $        0   $        0    $  82,286   $  82,286
                              ==========   ==========    =========   =========





         The accompanying notes are an integral part of this statement.

                      BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.



                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                    $  (509,039)
     Adjustments to reconcile net loss to net cash provided
       by operating activities:
         Depreciation and amortization                               279,586
         Changes in assets and liabilities:
              Accounts receivable, net                              (114,685)
              Prepaid expenses                                       (12,398)
              Accounts payable                                       285,134
              Accrued liabilities                                    130,196
                                                                 -----------
                  Total adjustments                                  567,833
                                                                 -----------
                  Net cash provided by operating activities           58,794
                                                                 -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                         (8,627,218)
     Organization costs                                               (7,361)
                                                                 -----------
                  Net cash used in investing  activities          (8,634,579)
                                                                 -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal received from loans payable                         8,715,244
     Loan costs                                                       (7,362)
                                                                 -----------
                  Net cash provided by financing activities        8,707,882
                                                                 -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                            132,097
                                                                 -----------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        93,606
                                                                 -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $   225,703
                                                                 ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest during the year                      $        0
                                                                 ===========




         The accompanying notes are an integral part of this statement.

                      BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.



                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Operations

     Buckhead Residence Associates, L.L.C. (the "Company") is a Georgia limited liability company that was organized for the purpose of constructing, operating, and owning the Residence Inn Lenox Park (the "Hotel") in Atlanta, Georgia. The Hotel is comprised of 150 suites and became operational on August 7, 1997.

     The members of the Company (the"Members"), their ownership percentages, and their initial capital contributions are as follows:

                                                                     Initial
                                                   Ownership         Capital
                                                   Percentage     Contribution
                                                   ----------     ------------

     Members:
         Stormont Trice Development
                  Corporation ("STDC" or the
                   "Manager ")                       40.74%         $212,000
         RI Partners ( "RI ")                        40.74           212,000
         HWE IV                                      18.52           212,000

     The operating agreement provides for allocation of profits, losses, and cash distributions, as follows:

         Profits

         o To the Members in proportion to their respective ownership percentage interests, as defined in the agreement

         Losses

         o First, to the Members in proportion to their respective ownership percentage interests until any Member's capital account is reduced to zero

         o Second, to the Member, if any, to the extent of its remaining positive capital account balance (as adjusted to reflect any prior allocation of loss)

         o Third, to the partners in proportion to their respective ownership percentage interests

         Notwithstanding the above loss allocations, to the extent losses allocated to a Member would cause a Member to have an adjusted capital account deficit, such losses shall not be allocated to such Member but instead shall be allocated to other Members in proportion to, and to the extent that, the amounts in which losses may be allocated to the other Members without causing the other Members to have an adjusted capital account deficit and then to the Members in proportion to their respective contribution percentage interests.

         Cash Distributions

         o First, to the repayment or prepayment of such debts or liabilities, other than any debts of the Company to any of the Members, as the Manager shall determine to be in the best interest of the Company

         o Second, to the establishment of such reserves as the Manager deems appropriate

         o Third, to the repayment or prepayment of any back-up loans, as defined in the agreement

         o    Fourth, to the repayment or prepayment of any Member loans

         o Fifth, to the Members in equal shares until such time as $63,600 has been distributed to the Members

         o Sixth, in equal amounts to the Manager and RI until such time as $50,871 has been distributed to the Members

         o Seventh, the balance available to the Members in proportion to their respective ownership percentage interests

     Allocation of profits, losses, and cash distributions from the sale or refinancing of the property are allocated in a different manner and will be affected by the terms of notes payable agreements discussed in Note 2.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company considers cash on hand, deposits in banks, and short-term investments with original maturities of 90 days or less to be cash and cash equivalents.

     The first mortgage, mezzanine loan, and management agreements require the Hotel to establish a furniture, fixtures, and equipment reserve, as follows: 0% in year one, 2% in year two, 3% in year three, 4% in year four, and 5% in year five of gross revenues, as defined in the loan agreement. As of December 31, 1997, $18,387 of cash and cash equivalents was designated as the furniture, fixtures, and equipment reserve.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Franchise and Organization Expenses

     A franchise application fee has been capitalized and is being amortized over the 20-year life of the franchise agreement. Organization costs have been capitalized and are being amortized over 5 years.

     Property

     Property is recorded at cost, including capitalized interest, and is depreciated using the straight-line method over the estimated useful lives of the assets, which are 30 years for buildings and 3 to 7 years for furniture, fixtures, and equipment. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are expensed as incurred.

     Income Taxes

     No provisions for income taxes have been made in the accounts of the Company, since the Members report their respective shares of taxable income and loss in their individual tax returns.

2.   NOTES PAYABLE

     First Mortgage Loan

     On August 29, 1996, the Company entered into a loan agreement with Ocwen Federal Bank FSB ("Ocwen"), formerly Berkeley Federal Bank & Trust FSB, for a total available amount of $11,262,500 to fund costs of developing and operating the Hotel. The note bears 10.25% interest until its maturity date of August 31, 2001. The loan is collateralized by the Company's interest in the Hotel. Interest accrues monthly and is added to the outstanding balance until the budgeted interest reserve is depleted or September 1, 1998, whichever is earlier. Beginning October 1, 1998, interest and principal are due monthly, with all remaining repaid principal and interest being due on August 31, 2001. The principal outstanding at December 31, 1997 is repayable as follows:

                   1998                    $    38,522
                   1999                        164,304
                   2000                        181,960
                   2001                      9,603,055
                                           -----------
                                           $ 9,987,841
                                           ===========

     In addition, Ocwen receives noncumulative participating interest based on a percentage of the Company's excess cash flow, as defined in the loan agreement. These percentages are as follows: 22.5% in year one, 25% in years two and three, and 30% in years four and five. No amounts were payable in 1997.

     In the event the Company sells the Hotel or refinances the loan, an amount shall be due to Ocwen as follows: in year one, the greater of $525,000 or 22.5% of the greater of the net proceeds or net economic value, as defined in the loan; in years two or three, the greater of $525,000 or 25% of the greater of the net proceeds or net economic value; in year four, the greater of $800,000 or 30% of the greater of the net proceeds or net economic value; in year five, the greater of $1,300,000 or 30% of the greater of the net proceeds or net economic value.

     Mezzanine Loan

     On August 29, 1996, the Company entered into a loan agreement with Heller Financial, Inc. ("Heller") for a total available amount of $1,621,800. At December 31, 1997, $1,533,202 is outstanding, including $181,702 of accrued interest. The note bears an interest rate of 10% and is interest only until its maturity date of August 31, 2001. Interest is due monthly, commencing when the accrued interest exceeds $270,300 or 20% of the outstanding principal amount of the loan or when distributable cash flow, as defined, is available. In addition, Heller receives quarterly, as additional consideration, the excess of the percentage of the Company's excess cash flow, as defined in the loan agreement, over the amount of interest accrued during the previous quarter. These percentages are as follows: 42.625% in year one, 41.25% in years two and three, and 38.5% in years four and five (effectively, this equals 55% of the cash flow after paying Ocwen's participating interest).

     Through August 31, 2006, upon the occurrence of any participation event, as defined in the loan agreement, Heller will receive an amount calculated as follows: in year one, the greater of $800,000 or 55% of the net adjusted proceeds, as defined in the loan agreement, less $250,000 and the Company's equity (the "Participation Amount"); in year two, the greater of $1,100,000 or 55% of the Participation Amount; in year three, the greater of $1,200,000 or 55% of the Participation Amount; in year four, the greater of $1,400,000 or 55% of the Participation Amount; in year five and thereafter, the greater of $1,500,000 or 55% of the Participation Amount. In no event may Heller's participation exceed 49.9% of the total profit of the participation event.

3.   FRANCHISE AND MANAGEMENT AGREEMENTS

     The  Hotel  is  operated   under  a  franchise   agreement   with  Marriott
     International, Inc. ("Marriott"). The term of the agreement is 20 years unless otherwise extended or terminated. The Company paid Marriott an application fee of $60,000. This has been capitalized as franchise costs in the accompanying balance sheet. Amortization began when the Hotel became operational, and the cost is being amortized over the life of the franchise agreement. The agreement provides for the Hotel to reimburse Marriott for certain common expenses, including, but not limited to, the use of Marriott's national reservation system. The Hotel also pays Marriott certain fees, as follows:

         o Royalty Fee. Percent of the gross sales, as defined in the agreement. Royalty fees for the year ended December 31, 1997 were $34,513.

         o Marketing Fund Fee. Percent of gross sales. Marketing fund fees for the year ended December 31, 1997 were $21,571 and are included in advertising, marketing, and promotion expenses in the accompanying statement of loss.

     The Hotel is operated under a management agreement with Stormont Trice Management Corporation ("STMC"), an affiliate of STDC. The term of the management agreement is ten years. Under the terms of the agreement, the Company pays STMC 3% of gross revenues, as defined in the agreement. At December 31, 1997, $6,907 in management fees were payable to STMC. Management fee expense for 1997 was $27,580.

4.   RELATED-PARTY TRANSACTIONS

     In  addition  to  the  management   agreement   (Note  3),  Stormont  Trice
     Corporation, an affiliate of STDC, provides workers' compensation, group insurance, and certain employee benefits to all of the Stormont Trice Corporation group of hotels, and a pro rata portion of the total insurance and certain employee benefits expense is allocated to each hotel. The amount allocated to the Company for the year ended December 31, 1997 was $11,493.

     Stormont Trice Corporation also provides property, umbrella, and casualty insurance to all of the Stormont Trice Corporation group of hotels, and a pro rata portion of the total insurance expense is allocated to each hotel. The amount allocated to the Company for the year ended December 31, 1997 was $15,925.

     STDC provided development management services to the Company in construction of the Hotel. The costs for these services in 1997 were $619,000 and are included in buildings in the accompanying balance sheet. Amounts due to STDC for these services are $619,000 at December 31, 1997. In accordance with the terms of the agreement, the fee will not be payable until the Company repays all of the Ocwen loan obligation and a portion of the Heller loan obligation, as defined.

     STDC also provided the director of design and development for the Hotel. The cost for these services in 1997 was $34,082 and is included in buildings in the accompanying balance sheet. Amounts due to STDC for these services were approximately $14,000 at December 31, 1997 and are included in accounts payable in the accompanying balance sheet.

                      GWINNETT RESIDENCE ASSOCIATES, L.L.C.



                                  BALANCE SHEET

                                  JUNE 30, 1998



                       ASSETS                                              LIABILITIES AND MEMBERS' DEFICIT
                       ------                                              --------------------------------
CURRENT ASSETS:                                               CURRENT LIABILITIES:
   Cash                                  $   768,261               Accounts payable                         $   459,653
   Accounts receivable, net                  106,194               Accrued liabilities                          292,461
                                                                                                            -----------
   Prepaid expenses                           18,985
                                         -----------                     Total current liabilities              752,114
         Total current assets                893,440
                                         -----------
PROPERTY, at cost:                                            FIRST MORTGAGE LOAN                             7,691,138
   Land                                      800,000
   Buildings                               6,509,423
   Furniture, fixtures, and equipment      1,311,137          MEZZANINE LOAN                                  1,204,270
                                         -----------                                                        -----------
                                           8,620,560                     Total liabilities                    9,647,522
   Less accumulated depreciation            (369,063)
                                         -----------
         Net property                      8,251,497
                                         -----------
LOAN COSTS, net of accumulated                                MEMBERS' DEFICIT                                  (75,739)
  amortization of $86,686                    299,461                                                        -----------
                                         -----------
ORGANIZATION COSTS, net of                                               Total liabilities and members'
  accumulated amortization of                                              deficit                          $ 9,571,783
  $39,585                                     44,664                                                        ===========
                                         -----------
FRANCHISE COSTS, net of
  accumulated amortization of
  $2,420                                      50,380
                                         -----------
DEVELOPMENT IN PROGRESS                       32,341
                                         -----------
         Total assets                    $ 9,571,783
                                         ===========



                      GWINNETT RESIDENCE ASSOCIATES, L.L.C.



                                STATEMENT OF LOSS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


REVENUES:
     Rooms                                                  $ 1,454,846
     Telephone                                                   66,129
     Other                                                       44,609
                                                           ------------
         Total revenues                                       1,565,584
                                                           ------------
EXPENSES:
     Rooms                                                      290,519
     Telephone                                                   10,900
     Other operating departments                                 14,259
     Administrative and general                                 134,926
     Credit card commissions                                     33,083
     Franchise fees                                              58,194
     Advertising, marketing, and promotion                      120,237
     Repairs and maintenance                                     64,418
     Utilities                                                   62,361
     Property insurance and taxes                                66,783
     Management fees                                             62,623
     Other                                                        4,010
     Interest                                                   439,034
     Depreciation and amortization                              272,287
                                                           ------------
         Total expenses                                       1,633,634
                                                           ------------

NET LOSS                                                   $    (68,050)
                                                           ============

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Members of
Gwinnett Residence Associates, L.L.C.:

We have audited the accompanying balance sheet of GWINNETT RESIDENCE ASSOCIATES, L.L.C. as of December 31, 1997 and the related statement of loss, members' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gwinnett Residence Associates, L.L.C. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Arthur Andersen LLP

Atlanta, Georgia
February 27, 1998

                      GWINNETT RESIDENCE ASSOCIATES, L.L.C.



                                  BALANCE SHEET

                                DECEMBER 31, 1997



                            ASSETS                                                   LIABILITIES AND MEMBERS' DEFICIT
                            ------                                                   --------------------------------
CURRENT ASSETS:                                                         CURRENT LIABILITIES:
   Cash and short-term investments, including                             Accounts payable                             $  311,598
     restricted cash of $15,483                         $    212,745      Accrued liabilities                             105,740
   Accounts receivable, net of allowance for                              Current portion of mortgage loan                 27,736
     doubtful accounts of $744                                51,372                                                   ----------
   Prepaid expenses                                           24,414        Total current liabilities                     445,074
                                                        ------------
         Total current assets                                288,531
                                                        ------------
PROPERTY, at cost:                                                      DEFERRED DEVELOPMENT FEE                          451,000
   Land                                                      800,000
   Buildings                                               6,509,423
   Furniture, fixtures, and equipment                      1,311,137    FIRST MORTGAGE LOAN, less current portion       7,163,684
                                                        ------------      (Note 2)
                                                           8,620,560
   Less accumulated depreciation                            (166,971)
                                                        ------------
         Net property                                      8,453,589    MEZZANINE LOAN (Note 2)                         1,153,163
                                                        -------------                                                  ----------
LOAN COSTS, net of accumulated amortization                                 Total liabilities                           9,212,921
   of $39,403                                                346,744
                                                        ------------
ORGANIZATION COSTS, net of accumulated
   amortization of $17,993                                    66,256    COMMITMENTS AND CONTINGENCIES (Note 2)
                                                        ------------
FRANCHISE COSTS, net of accumulated amortization of
   $1,100                                                     51,700    MEMBERS' DEFICIT                                   (6,101)
                                                        ------------                                                   ----------
         Total assets                                    $ 9,206,820        Total liabilities and members' deficit     $9,206,820
                                                        ============                                                   ==========



       The accompanying notes are an integral part of this balance sheet.

                      GWINNETT RESIDENCE ASSOCIATES, L.L.C.



                                STATEMENT OF LOSS

                      FOR THE YEAR ENDED DECEMBER 31, 1997


REVENUES:
     Rooms                                                    $ 691,864
     Telephone                                                   32,821
     Other                                                       19,473
                                                             ----------
         Total revenues                                         744,158
                                                             ----------
EXPENSES:
     Rooms                                                      226,612
     Telephone                                                    4,079
     Other operating departments                                  3,257
     Administrative and general                                 100,206
     Credit card commissions                                     15,073
     Franchise fees                                              27,675
     Advertising, marketing, and promotion                       62,531
     Repairs and maintenance                                     46,072
     Utilities                                                   46,892
     Property insurance and taxes                                17,298
     Management fees                                             29,759
     Other                                                        9,030
     Interest                                                   328,707
     Depreciation and amortization                              225,467
                                                              ---------
         Total expenses                                       1,142,658
                                                              ---------

NET LOSS                                                      $(398,500)
                                                              =========




         The accompanying notes are an integral part of this statement.

                      GWINNETT RESIDENCE ASSOCIATES, L.L.C.



                          STATEMENT OF MEMBERS' DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1997






                               Stormont
                                 Trice
                              Development       RI          HWE
                              Corporation    Partners        IV         Total
                              -----------    --------       ---         -----


BALANCE, December 31, 1996    $ 128,197     $ 128,197    $ 136,005    $ 392,399

   Net loss                    (130,703)     (130,703)    (137,094)    (398,500)
                              ---------     ---------    ---------    ---------
BALANCE, December 31, 1997    $  (2,506)    $  (2,506)   $  (1,089)   $  (6,101)
                              =========     =========    =========    =========








         The accompanying notes are an integral part of this statement.

                      GWINNETT RESIDENCE ASSOCIATES, L.L.C.



                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                    $  (398,500)
                                                                 -----------
     Adjustments to reconcile net loss to net cash provided
       by operating activities:
         Depreciation and amortization                               225,467
         Changes in assets and liabilities:
              Accounts receivable, net                               (51,372)
              Prepaid expenses                                       (24,414)
              Accounts payable                                       311,598
              Accrued liabilities                                     97,282
                                                                 -----------
                  Total adjustments                                  558,561
                                                                 -----------
                  Net cash provided by operating activities          160,061
                                                                 -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                         (6,086,029)
     Start-up costs                                                   (7,129)
                                                                 -----------
                  Net cash used in investing  activities          (6,093,158)
                                                                 -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal received from loans payable                         6,142,121
     Loan costs                                                       (7,129)
                                                                 -----------
                  Net cash provided by financing activities        6,134,992
                                                                 -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                            201,895

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        10,850
                                                                 -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $   212,745
                                                                 ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest during the year                      $        0
                                                                 ===========





         The accompanying notes are an integral part of this statement.

                      GWINNETT RESIDENCE ASSOCIATES, L.L.C.



                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Operations

     Gwinnett Residence Associates, L.L.C. (the "Company") is a Georgia limited liability company that was organized for the purpose of constructing, operating, and owning the Gwinnett Residence Inn (the "Hotel") in Atlanta, Georgia. The Hotel is comprised of 132 suites and became operational on July 29, 1997.

     The members of the Company (the"Members"), their ownership percentages, and their initial capital contributions are as follows:

                                                                    Initial
                                                    Ownership       Capital
                                                    Percentage    Contribution
                                                    ----------    ------------

     Members:
         Stormont Trice Development
                  Corporation ("STDC" or the
                   "Manager ")                        41.08%        $142,000
         RI Partners ( "RI ")                         41.08          142,000
         HWE IV                                       17.84          142,000

     The operating agreement provides for allocation of profits, losses, and cash distributions, as follows:

         Profits

         o To the Members in proportion to their respective ownership percentage interests, as defined in the agreement

         Losses

         o First, to the Members in proportion to their respective ownership percentage interests until any Member's capital account is reduced to zero

         o Second, to the Member, if any, to the extent of its remaining positive capital account balance (as adjusted to reflect any prior allocation of loss)

         o Third, to the partners in proportion to their respective ownership percentage interests

         Notwithstanding the above loss allocations, to the extent losses allocated to a Member would cause a Member to have an adjusted capital account deficit, such losses shall not be allocated to such Member but instead shall be allocated to other Members in proportion to, and to the extent that, the amounts in which losses may be allocated to the other Members without causing the other Members to have an adjusted capital account deficit and then to the Members in proportion to their respective ownership percentage interests.

         Cash Distributions

         o First, to the repayment or prepayment of such debts or liabilities, other than any debts of the Company to any of the Members, as the Manager shall determine to be in the best interest of the Company

         o Second, to the establishment of such reserves as the Manager deems appropriate

         o Third, to the repayment or prepayment of any back-up loans, as defined in the agreement

         o    Fourth, to the repayment or prepayment of any Member loans

         o Fifth, to the Members in equal shares until such time as $42,600 has been distributed to the Members

         o Sixth, in equal amounts to the Manager and RI until such time as $36,996 has been distributed to the Members

         o Seventh, the balance available to the Members in proportion to their respective ownership percentage interests

     Allocation of profits, losses, and cash distributions from the sale or refinancing of the property are allocated in a different manner and will be affected by the terms of notes payable agreements discussed in Note 2.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company considers cash on hand, deposits in banks, and short-term investments with original maturities of 90 days or less to be cash and cash equivalents.

     The first mortgage, mezzanine loan, and management agreements require the Hotel to establish a furniture, fixtures, and equipment reserve, as follows: 0% in year one, 2% in year two, 3% in year three, 4% in year four, and 5% in year five of gross revenues, as defined in the loan agreement. As of December 31, 1997, $15,483 of cash and cash equivalents was designated as the furniture, fixtures, and equipment reserve.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Franchise and Organization Expenses

     A franchise application fee has been capitalized and is being amortized over the 20-year life of the franchise agreement. Organization costs have been capitalized and are being amortized over 5 years.

     Property

     Property is recorded at cost, including capitalized interest, and is depreciated using the straight-line method over the estimated useful lives of the assets, which are 30 years for buildings and 3 to 7 years for furniture, fixtures, and equipment. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are expensed as incurred.

     Income Taxes

     No provisions for income taxes have been made in the accounts of the Company since the Members report their respective shares of taxable income and loss in their individual tax returns.

2.   NOTES PAYABLE

     First Mortgage Loan

     On August 29, 1996, the Company entered into a loan agreement with Ocwen Federal Bank FSB ("Ocwen"), formerly Berkeley Federal Bank & Trust FSB, for a total available amount of $8,174,500 to fund costs of developing and operating the Hotel. The note bears 10.25% interest until its maturity date of August 31, 2001. The loan is collateralized by the Company's interest in the Hotel. Interest accrues monthly and is added to the outstanding balance until the budgeted interest reserve is depleted or September 1, 1998, whichever is earlier. Beginning October 1, 1998, interest and principal are due monthly, with all remaining repaid principal and interest being due on August 31, 2001. The principal outstanding at December 31, 1997 is repayable as follows:

                      1998                        $   27,736
                      1999                           118,301
                      2000                           131,014
                      2001                         6,914,369
                                                  ----------
                                                  $7,191,420
                                                  ==========

     In addition, Ocwen receives noncumulative participating interest based on a percentage of the Company's excess cash flow, as defined in the loan agreement. These percentages are as follows: 22.5% in year one, 25% in years two and three, and 30% in years four and five. No amounts were payable in 1997.

     In the event the Company sells the Hotel or refinances the loan, an amount shall be due to Ocwen as follows: in year one, the greater of $400,000 or 22.5% of the greater of the net proceeds or net economic value, as defined in the loan; in years two or three, the greater of $400,000 or 25% of the greater of the net proceeds or net economic value; in year four, the greater of $700,000 or 30% of the greater of the net proceeds or net economic value; in year five, the greater of $1,000,000 or 30% of the greater of the net proceeds or net economic value.

     Mezzanine Loan

     On August 29, 1996, the Company entered into a loan agreement with Heller Financial, Inc. ("Heller") for a total available amount of $1,219,800. At December 31, 1997, $1,153,163 is outstanding, including $136,663 of accrued interest. The note bears an interest rate of 10% and is interest only until its maturity date of August 31, 2001. Interest is due monthly, commencing when the accrued interest exceeds $203,300 or 20% of the outstanding principal amount of the loan or when distributable cash flow, as defined, is available. In addition, Heller receives quarterly, as additional consideration, the excess of the percentage of the Company's excess cash flow, as defined in the loan agreement, over the amount of interest accrued during the previous quarter. These percentages are as follows: 44.175% in year one, 42.75% in years two and three, and 39.9% in years four and five (effectively, this equals 57% of the cash flow after paying Ocwen's participating interest).

     Through August 31, 2006, upon the occurrence of any participation event, as defined in the loan agreement, Heller will receive an amount calculated as follows: in year one, the greater of $700,000 or 57% of the net adjusted proceeds, as defined in the loan agreement, less $451,000 and the Company's equity (the "Participation Amount"); in year two, the greater of $1,000,000 or 57% of the Participation Amount; in year three, the greater of $1,100,000 or 57% of the Participation Amount; in year four, the greater of $1,200,000 or 57% of the Participation Amount; in year five and thereafter, the greater of $1,300,000 or 57% of the Participation Amount. In no event may Heller's participation exceed 49.9% of the total profit of the participation event.

3.   FRANCHISE AND MANAGEMENT AGREEMENTS

     The  Hotel  is  operated   under  a  franchise   agreement   with  Marriott
     International, Inc. ("Marriott"). The term of the agreement is 20 years unless otherwise extended or terminated. The Company paid Marriott an application fee of $52,800. This has been capitalized as franchise costs in the accompanying balance sheet. Amortization began when the Hotel became operational, and the cost is being amortized over the life of the franchise agreement. The agreement provides for the Hotel to reimburse Marriott for certain common expenses, including, but not limited to, the use of Marriott's national reservation system. The Hotel also pays Marriott certain fees, as follows:

         o Royalty Fee. Percent of the gross sales, as defined in the agreement. Royalty fees for the year ended December 31, 1997 were $27,675.

         o Marketing Fund Fee. Percent of gross sales. Marketing fund fees for the year ended December 31, 1997 were $17,296 and are included in advertising, marketing, and promotion expenses in the accompanying statement of loss.

     The Hotel is operated under a management agreement with Stormont Trice Management Corporation ("STMC"), an affiliate of STDC. The term of the management agreement is ten years. Under the terms of the agreement, the Company pays STMC 4% of gross revenues, as defined in the agreement. At December 31, 1997, $6,622 in management fees were payable to STMC. Management fee expense for 1997 was $29,759.

4.   RELATED-PARTY TRANSACTIONS

     Julian LeCraw & Co, Inc. ("LeCraw"), which is related to one of the Members through common ownership, provided general contracting services to the Company in construction of the Hotel. The costs for these services in 1997 were approximately $3,682,183 and are included in buildings in the accompanying balance sheet. Amounts due to LeCraw for these services are approximately $20,000 at December 31, 1997 and are included in accounts payable in the accompanying balance sheet.

     In  addition  to  the  management   agreement   (Note  3),  Stormont  Trice
     Corporation, an affiliate of STDC, provides workers' compensation, group insurance, and certain employee benefits to all of the Stormont Trice Corporation group of hotels, and a pro rata portion of the total insurance and certain employee benefits expense is allocated to each hotel. The amount allocated to the Company for the year ended December 31, 1997 was $9,388.

     Stormont Trice Corporation also provides property, umbrella, and casualty insurance to all of the Stormont Trice Corporation group of hotels, and a pro rata portion of the total insurance expense is allocated to each hotel. The amount allocated to the Company for the year ended December 31, 1997 was $14,379.

     STDC provided development management services to the Company in construction of the Hotel. The costs for these services in 1997 were $451,000 and are included in buildings in the accompanying balance sheet. Amounts due to STDC for these services are approximately $451,000 at December 31, 1997. In accordance with the terms of the agreement, the fee will not be payable until the Company repays all of the Ocwen loan obligation and a portion of the Heller loan obligation, as defined.

     STDC also provided the director of design and development for the Hotel. The cost for these services in 1997 was $40,982 and is included in buildings in the accompanying balance sheet. Amounts due to STDC for these services were $20,900 at December 31, 1997 and are included in accounts payable in the accompanying balance sheet.

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